Exhibit 99.1

EVINE Live Expands Bank Credit Facility to $90 Million

MINNEAPOLIS, MN – March 9, 2015 – EVINE Live Inc. (NASDAQ: EVLV), a digital commerce company (evine.com), today announced that it has increased the size of its credit facility to $90 million from $75 million. The credit facility is with EVINE’s existing bank PNC Bank, National Association, (NASDAQ: PNC) and in conjunction with a new partner, The PrivateBank, a subsidiary of PrivateBancorp, Inc. (NASDAQ: PVTB).

The facility is comprised of a $75 million revolving credit line and a $15 million term loan. The extra capacity on the revolver will be used to finance working capital needs to support the continued growth of the business. This amendment to the agreement also provides an accordion feature that would allow the Company to expand the size of the revolving line of credit by another $15 million upon certain conditions being met. The interest rates and maturity date of the credit facility remain the same.

William McGrath, EVP & CFO of EVINE Live, said, “PNC is a valued partner of EVINE Live who has played an important role in supporting our business. We are also pleased with the support and new partnership of The PrivateBank. The expanded facility improves our liquidity and better positions us to support continued growth.”

About EVINE Live Inc.

EVINE Live is a digital commerce company that offers customers multiple ways to shop and interact via TV, online and on mobile devices in the merchandise categories of Home, Beauty, Health & Fitness, Fashion & Accessories, Jewelry & Watches and Consumer Electronics. Under the leadership of Mark Bozek, who took over as CEO in June 2014, the Company has begun its repositioning to a true digital commerce company. EVINE Live has access to 87 million cable and satellite television homes and is also available nationwide via live streaming at www.evine.com. Effective November 2014, the Company’s name changed to EVINE Live Inc. and its NASDAQ trading symbol changed to EVLV from VVTV. Previously, the Company’s corporate name was ValueVision Media, Inc. and it operated as ShopHQ.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:

Dawn Zaremba

EVINE Live

press@evine.com

(952) 943-6043

Investors:

Chris Eddy

Catalyst Global LLC

evlv@catalyst-ir.com

(212) 924-9800